Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

GUARANTY BANCSHARES, INC.

Guaranty Bancshares, Inc., a Texas for-profit corporation (the “Corporation”), pursuant to the provisions of Section 3.059 of the Texas Business Organizations Code (the “TBOC”), hereby adopts this Third Amended and Restated Certificate of Formation (“Amended and Restated Certificate of Formation”), which accurately states the text of the Certificate of Formation of the Corporation and all amendments thereto that are in effect on the date hereof (collectively, the “Former Certificate of Formation”), as further amended by this Amended and Restated Certificate of Formation as hereinafter set forth, and contains no other change in any provisions thereof, except that the name and address of the initial incorporator has been omitted in accordance with Section 3.059(b) of the TBOC.

ARTICLE ONE

This Amended and Restated Certificate of Formation amends and restates the Former Certificate of Formation. The amendments to the Former Certificate of Formation effected by this Amended and Restated Certificate of Formation (collectively, the “Amendments”) delete each Article of the Former Certificate of Formation in their entirety. The full text of each provision altered or added by the Amendments is as set forth in Exhibit A hereto.

ARTICLE TWO

Each new amendment made by this Amended and Restated Certificate of Formation has been made in accordance with the provisions of the TBOC and the governing documents of the Corporation and has been approved in the manner required by the TBOC and the governing documents of the Corporation.

ARTICLE THREE

The Former Certificate of Formation and all amendments thereto are superseded by the Amended and Restated Certificate of Formation attached as Exhibit A hereto, which accurately states the text of the Former Certificate of Formation, as further amended hereby, except that the name and address of the initial incorporator has been omitted in accordance with Section 3.059(b) of the TBOC.

ARTICLE FOUR

The Amended and Restated Certificate of Formation becomes effective upon filing with the Texas Secretary of State.

[Signature Page Follows]

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[Signature Page to Amended and Restated Certificate of Formation]

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Dated: April 19, 2017.

GUARANTY BANCSHARES, INC.

By:	/s/ Tyson T. Abston
Tyson T. Abston
Chairman and Chief Executive Officer

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Exhibit A

THIRD AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

GUARANTY BANCSHARES, INC.

ARTICLE I

The name of the corporation is Guaranty Bancshares, Inc. (the “Corporation”). The file number issued to the Corporation by the Secretary of State is 117467800. The date of formation of the Corporation was December 6, 1990.

ARTICLE II

DURATION

The period of its duration is perpetual.

ARTICLE III

PURPOSES

The purpose for which the Corporation is organized is to transact any or all lawful business for which a for-profit corporation may be organized under the Texas Business Organizations Code, as such may be amended from time to time (the “TBOC”).

ARTICLE IV

CAPITAL STOCK

A. Authorized Shares. The aggregate number of shares of capital stock that the Corporation shall have the authority to issue is 65,000,000 shares, of which 50,000,000 shares shall be common stock, with a par value of $1.00 per share (the “Common Stock”), and 15,000,000 shares shall be Preferred Stock, with a par value of $5.00 per share (the “Preferred Stock”).

B. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the establishment of such class or series as may be permitted by the TBOC, including, without limitation, the authority to provide that any such class or series may be: (i) subject to redemption at such time or times, on such conditions and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of capital stock of the Corporation; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of the same or any other class or classes of stock, or of the same or any other series of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions adopted by the Board of Directors.

C. Preemptive Rights. No shareholder of the Corporation shall, by reason of such shareholder’s holding shares of any class of the Corporation, have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Corporation now or hereafter authorized.

D. Cumulative Voting. No shareholder of the Corporation shall have the right to cumulate such shareholder’s votes at any election for directors of the Corporation.

ARTICLE V

INDEMNIFICATION AND INSURANCE

A. Mandatory Indemnification. At any time during which this Article V is in effect, the Corporation shall indemnify any person who was, is, or is threatened to be made, a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, manager, managing member, venturer, proprietor, trustee, employee, agent or similar functionary (each, a “Corporate Functionary”) of another foreign or domestic corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, in each of those capacities, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding to the fullest extent permitted hereunder and under the TBOC, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide immediately prior to such amendment), and such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation or to serve in any of such other capacities at the time the indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought. As used in this Article V, the term “proceeding” means any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, any inquiry or investigation that could lead to such an action, suit, or proceeding.

B. Permissive Indemnification. The Corporation may, in the sole and absolute discretion of the Board of Directors, also indemnify any employee or agent of the Corporation against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a proceeding to the fullest extent permitted hereunder and by the TBOC, as the same exist or may hereafter be amended.

C. Advancement of Expenses. Each indemnitee under Section A of this Article V shall have the right to be paid by the Corporation expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by such indemnitee in defending any proceeding in advance of its final disposition to the maximum extent permitted hereunder and under the TBOC, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader advancement of expenses than such law permitted the Corporation to provide prior to such amendment), subject to such written affirmation or undertaking as may be required to be furnished by the claimant under the TBOC and in the reasonable discretion of the Board of Directors.

D. Indemnitee Rights. The rights under this Article V shall be contractual and as such shall inure to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article V is in effect. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. Notwithstanding the other provisions of this Article V, to the extent that a director, officer or Corporate Functionary of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Section A of this Article V, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

E. Determination of Indemnification. Any indemnification under Section A or Section B of this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, Corporate Functionary, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in the TBOC. Such determination shall be made (i) by the Board of Directors or a committee thereof by a majority vote of a quorum consisting of directors who are disinterested and independent and were not parties to such proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested and independent directors so directs, by independent legal counsel in a written opinion or (iii) by the shareholders.

F. Nonexclusivity. The rights conferred in this Article V shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, bylaw, resolution of shareholders or disinterested directors, agreement or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

G. Claims for Indemnification. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the TBOC or Section E of this Article V, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel or shareholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor any actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel or shareholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advance is not permissible.

H. Repeal or Amendment. Any amendment, modification, alteration or repeal of this Article V that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an officer, director or Corporate Functionary or his or her respective successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual alleged state of facts, occurrence, action or omission.

I. Definitions of Certain Terms. For purposes of this Article V, (i) references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued; (ii) references to “other enterprises” shall include employee benefit plans; (iii) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and (iv) references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation that imposes duties on, or involves services by, such director, officer, employee or agent, including with respect to an employee benefit plan, its participants or beneficiaries.

J. Insurance. The Corporation may purchase or maintain insurance on behalf of any Corporate Functionary against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as a Corporate Functionary, whether or not the Corporation would have the power to indemnify him or her against the liability under the TBOC or this Third Amended and Restated Certificate of Formation (this “Certificate of Formation”); provided, however, that if the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Corporation would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the shareholders of the Corporation. Without limiting the power of the Corporation to procure or maintain any kind of insurance or arrangement, the Corporation may, for the benefit of persons indemnified by the Corporation, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnification obligation by grant of any security interest or other lien on the assets of the Corporation, or (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within the Corporation or its affiliates or with any insurer or other person deemed appropriate by the Board of Directors regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Corporation. In the absence of fraud, the judgment of the Board of Directors as to the terms and conditions of such insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive, and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability, on any ground, regardless of whether directors participating in approving such insurance or other arrangement shall be beneficiaries thereof.

K. Witnesses. Notwithstanding any other provisions of this Article V, the Corporation shall pay or reimburse reasonable expenses incurred by any director, officer, employee or agent in connection with such person’s appearance as a witness or other participation in a proceeding, by reason of the fact that such person is a director, officer, employee or agent of the Corporation, at a time when such person is not a named defendant or respondent in such proceeding.

L. Validity. The provisions of this Article V are valid only to the extent that they are consistent with, and are limited by, applicable laws and regulations, including, but not limited to 12 U.S.C. 1828(k) and regulations promulgated thereunder from time to time by applicable federal banking agencies. The invalidity of any provision of this Article V will not affect the validity of the remaining provisions of this Article V.

ARTICLE VI

LIMITATION OF LIABILITY

The personal liability of the directors and officers of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by the TBOC. No amendment, modification or repeal of this Article VI shall adversely affect the rights provided hereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to such amendment, modification or repeal.

ARTICLE VII

SHAREHOLDER ACTION WITHOUT A MEETING

Any action required to be taken by the shareholders at any annual or special meeting of such shareholders, or any action which may be taken at any annual or special meeting of shareholders of this Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by every holder of shares entitled to vote at such meeting and shall be delivered to the Corporation at its principal office.

ARTICLE VIII

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office is 201 South Jefferson Avenue, Mount Pleasant, Texas 75455, and the name of the registered agent at such address is Randall R. Kucera.

ARTICLE IX

BOARD OF DIRECTORS

A. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority herein or by statute expressly conferred upon them, the directors of the Corporation are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the TBOC, this Certificate of Formation and the Bylaws of the Corporation (as amended or restated from time to time, the “Bylaws”).

B. Number of Directors. Except pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having the right to elect a director by the vote solely of the holders of that class or series of stock, the number and class of directors of the Corporation shall be fixed from time to time by the affirmative vote of a majority of the entire Board of Directors or pursuant to the Bylaws of the Corporation.

C. Classes. The directors, other than those who may be elected by the holders of shares of any class or series of stock having the right to elect a director by the vote solely of the holders of that class or series of stock pursuant to the terms of Article IV hereof or any resolution or resolutions providing for the establishment of such class or series of stock adopted by the Board of Directors, shall be divided into three classes, with respect to the time for which they severally hold office, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors following the effective date of this Certificate of Formation shall be as follows:

(i)	the Class I directors will initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2019:

Bradley K. Drake	201 South Jefferson Avenue
Mount Pleasant, TX 75455

Carl Johnson, Jr.	201 South Jefferson Avenue
Mount Pleasant, TX 75455

Kirk L. Lee	201 South Jefferson Avenue
Mount Pleasant, TX 75455

Clifton A. Payne	201 South Jefferson Avenue
Mount Pleasant, TX 75455

(ii)	the Class II directors will initially consist of the following individuals, and their term will expire at the annual meeting of shareholders to be held in 2020:

Johnny O. Conroy	201 South Jefferson Avenue
Mount Pleasant, TX 75455

Ricky Baker	201 South Jefferson Avenue
Mount Pleasant, TX 75455

Arthur B. Scharlach, Jr.	201 South Jefferson Avenue
Mount Pleasant, TX 75455

Tyson T. Abston	201 South Jefferson Avenue
Mount Pleasant, TX 75455

(iii)	the Class III directors will initially consist of the following individuals, and their term will expire at the annual meeting of shareholders to be held in fiscal year 2018:

James S. Bunch	201 South Jefferson Avenue
Mount Pleasant, TX 75455

Christopher B. Elliott	201 South Jefferson Avenue
Mount Pleasant, TX 75455

Weldon C. Miller	201 South Jefferson Avenue
Mount Pleasant, TX 75455

William D. Priefert	201 South Jefferson Avenue
Mount Pleasant, TX 75455

D. Advance Notice of Nominations. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

E. Terms of Office. A director shall hold office until the annual meeting of shareholders for the year in which his or her respective term expires and until his or her respective successor shall be elected and shall be qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office.

F. Election of Directors. Subject to the rights of the holders of any class or series of stock having the right to elect a director by the vote solely of the holders of that class or series of stock, (i) at each succeeding annual meeting of shareholders beginning in 2018, successors to the class of directors whose term expires at that meeting shall be elected for a three-year term and (ii) if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class to as nearly as possible to one-third of the total number of directors, but in no case will a decrease in the number of directors shorten the term of any incumbent director. As determined by the Board of Directors, the annual meeting of shareholders should be held each year, to the extent practicable, to ensure that the terms of office of shall be approximately three (3) complete years in length. Each director shall be elected by the vote of a majority of the votes cast by the holders of shares entitled to vote at any meeting for the election of directors at which a quorum is present, provided that if the number of director nominees exceeds the number of directors to be elected at such a meeting, the directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote at such meeting at which a quorum is present. For purposes of this paragraph, (i) a majority of the votes cast shall mean that the number of shares that voted “for” the election of a director exceeds the number of shares voted “against” that director, and (ii) abstentions and broker non-votes shall not be counted as votes cast either “for” or “against” the election of any director.

G. Vacancy. Subject to the rights of the holders of any class or series of stock having the right to elect a director by the vote solely of the holders of that class or series of stock, any vacancy on the Board of Directors occurring between annual meetings of shareholders, including up to two (2) newly created directorships, may be filled by election at an annual or special meeting of the shareholders called for that purpose or by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors in such class shall hold office for a term ending with the next election of directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

H. Removal of Directors. Subject to the rights of the holders of any class or series of stock having the right to elect a director by the vote solely of the holders of that class or series of stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class.

ARTICLE X

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the Bylaws of the Corporation or adopt new Bylaw provisions by the vote of a majority of the entire Board of Directors. In addition to any requirements of law and any other provision of this Certificate of Formation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Certificate of Formation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Formation or any such resolution or resolutions), provisions of the Bylaws of the Corporation may be adopted, repealed, altered or amended by the shareholders of the Corporation only by the affirmative vote of the holders of two-thirds or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class and cast at a meeting of the shareholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration or amendment is included in the notice of such meeting).

ARTICLE XI

EXCLUSIVE JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any actual or purported derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s shareholders or creditors, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the TBOC, the Certificate of Formation or the Bylaws of the Corporation (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, shall be a state court located in Titus County in the State of Texas (or, if such state court does not have jurisdiction, the federal district court of the Eastern District of Texas (Texarkana Division).

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